Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA • ASIA PACIFIC • EUROPE

August 23, 2023

Pyxis Oncology, Inc.

321 Harrison Avenue
Boston, Massachusetts 02118

Re:	746,681 Shares of Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) on Form S-8 to the Registration Statement No. 333-272510 on Form S-4 (the “Registration Statement”) being filed by Pyxis Oncology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 746,681 shares of Common Stock, $0.001 par value (the “Registered Shares”), of the Company, which may be issued under the Apexigen, Inc. 2010 Equity Incentive Plan, the Apexigen, Inc. 2020 Equity Incentive Plan or the Apexigen, Inc. 2022 Equity Incentive Plan (each, a “Plan” and, together, the “Plans”), as assumed by the Company in connection with the merger transaction (the “Merger”) effected pursuant to (i) the Agreement and Plan of Merger, dated as of May 23, 2023, by and among Apexigen, Inc., a Delaware corporation (“Apexigen”), the Company and Ascent Merger Sub Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Agreement”), and (ii) the certificate of merger of Merger Sub and Apexigen providing for the Merger, filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on August 23, 2023 (the “Merger Certificate”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Post-Effective Amendment, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Plans, the Merger Agreement and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Post-Effective Amendment and the assumption of the Plans and awards thereunder. We have also examined a copy of the Merger Certificate certified by the Delaware Secretary of State, including as to a filing time for the Merger of 8:09 a.m. on August 23, 2023. We have further examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Pyxis Oncology, Inc.

August 23, 2023

Based on the foregoing, we are of the opinion that each Registered Share that is newly issued pursuant to a Plan will be validly issued, fully paid and non-assessable when: (i) the Post-Effective Amendment, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with such Plan; and (iii) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with such Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment and to all references to our Firm included in or made a part of the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Sidley Austin LLP